Securities and Exchange Commission
                          Washington, D.C. 20549


                                 Form 8-K

                              Current Report


                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


            Date of Report (Date of earliest event reported):
                            May 29, 1998



                         Cadiz Land Company, Inc.
            (Exact name of issuer as specified in its charter)


                                 Delaware
              (State or other jurisdiction of incorporation)


                   0-12114                       77-0313235
         (Commission File Number)     (IRS Employer Identification No.)



       100 Wilshire Boulevard, Suite 1600, Santa Monica, CA 90401
   (Address of principal executive offices)               (Zip Code)


   Registrant's telephone number, including area code: (310) 899-4700

ITEM 5.  OTHER EVENTS

On December 23, 1997, the Company entered into an interim agreement with the Metropolitan Water District of Southern California ("Metropolitan") to verify feasibility of and develop principles and terms for a groundwater storage and dry-year supply program at its Cadiz, California property. Facing a rapidly increasing population and reduced allocations of Colorado River water, Metropolitan is seeking reliable, high-quality alternative water supplies to assist with Southern California's projected shortages.

The Company owns approximately 27,000 acres in the Cadiz and Fenner valleys of eastern San Bernardino County -- property that overlays an underground aquifer system with significant water recharge and storage capacities and which can yield substantial amounts of high-quality, indigenous groundwater. During wet years or periods of excess supply, the Company would store water from Metropolitan's Colorado River Aqueduct ("CRA") in its aquifer system. During periods of regional drought or reduced allocations from the Colorado River, the previously imported water, together with additional indigenous groundwater, would be extracted and delivered, via a 35-mile conveyance pipeline, back to the CRA.

On May 15, 1998, the Company announced that Metropolitan, assisted by an accredited panel of independent industry experts, had confirmed the program's technical feasibility and that proposed principles for agreement ("Principles") had been developed. On
May 28, 1998, Metropolitan released the proposed Principles to its Board of Directors for review at its forthcoming Board Meeting, and will request action at a subsequent Board meeting.

A summary of the proposed Principles is as follows:

  SCOPE OF PROGRAM - The program consists of two components:
  storage and dry-year supply (transfer). Metropolitan would store a minimum of 500,000 acre-feet of CRA water in the groundwater basin in the first five years that the program is operational.
  Metropolitan would also purchase a minimum of 1,100,000 acre-feet of indigenous groundwater for transfer during the 50-year term of the agreement. Metropolitan would further commit to purchase an additional 400,000 acre-feet of indigenous groundwater or substitute a like amount of CRA water for storage. In addition to these minimum commitments totaling 2,000,000 acre-feet of program utilization, Metropolitan would have the right to purchase any additional water available for transfer during the agreement period and may store more water if desired. The program facilities would have the capacity to convey ("Put"), deliver ("Take") or "Transfer"
  100,000 acre-feet of water per year.

  STORAGE COMPONENT FEES - Metropolitan would pay the Company $90 per acre-foot for CRA water cycled through the basin ($50 for Put and $40 for Take), and a $5 per acre-foot Storage fee every year that water is stored in the groundwater basin. All of the fees for cycling CRA water through the groundwater basin would be adjusted for inflation.


  DRY-YEAR SUPPLY (TRANSFER) COMPONENT FEES - Metropolitan would pay the Company a base rate of $230 per acre-foot which would be adjusted according to a water price index (discussed below), minus a discount of approximately five percent. Payment for the committed minimum of 1,100,000 acre-feet of dry-year supply would be as follows:

          First 500,000 acre-feet - $55 million payable upon environmental certification. The balance of $60 million, subject to adjustment for the water price index, payable concurrent with completion of construction.

          Additional 600,000 acre-feet - Purchased at the earlier of delivery or in three 10-year increments of 200,000 acre-feet with the first increment payable 10 years from completion of construction.

  WATER PRICE INDEX - This index would measure the change in the weighted average costs of new water supplies available to Metropolitan and other Southern California water providers. This index, on a periodic basis, would adjust the price of the dry-year water supply being provided by the Company.

  WATER QUALITY FEE - Both parties recognize that transfer of the Company's high-quality, indigenous groundwater provides a significant water quality benefit to Metropolitan. Accordingly, Metropolitan would pay a fee to the Company in any year of delivery to the CRA based upon the actual cost savings resulting from the use of the Company's indigenous groundwater. This fee would be additive to both the Take and Transfer fees discussed above.

  PROGRAM CAPITAL FACILITIES - Spreading basins, extraction wells, a 35-mile conveyance pipeline and a pumping plant would be constructed to deliver water to and from the groundwater basin to the CRA. These facilities would be dedicated to Metropolitan's exclusive use during the term of the agreement and are estimated to cost between $125 and $150 million. The Company would finance half of the facilities through its corporate resources or long-term borrowing. Metropolitan would fund half of the facilities through public financing for Colorado River storage programs either through a statewide bond measure or legislation. All operational costs of the program (including annual operations, maintenance, and energy costs) would be an obligation of Metropolitan.

  GROUNDWATER MONITORING PLAN - Both parties would implement a comprehensive, independent groundwater monitoring and management plan to ensure long-term protection of the groundwater basin.

Pending action by Metropolitan's Board of Directors, a formal agreement would be finalized and the environmental review process would commence.






                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          CADIZ LAND COMPANY, INC.
                                                   (Registrant)



                                         By: /s/ Stanley E. Speer
                                         -----------------------------
                                             Stanley E. Speer
                                             Secretary

Dated:  May 29,1998